UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-135594

Center Financial Corporation

(Exact name of registrant as specified in its charter)

California	52-2380548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Center Financial Corporation

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

(Address and telephone number, including area code, of principal executive offices)

2006 STOCK INCENTIVE PLAN, As Amended

(Full title of the plans)

Lisa K. Pai

Executive Vice President and Chief Legal Officer

Center Financial Corporation

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

Effective November 30, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 9, 2010, between Nara Bancorp, Inc. (“Nara”) and Center Financial Corporation (the “Registrant”), as amended, the Registrant merged (the “Merger”) with and into Nara with Nara surviving the Merger under the new corporate name “BBCN Bancorp, Inc.” (the “Surviving Corporation”). In connection with the Merger, the Registrant’s common shareholders became entitled to receive 0.7805 shares of the Surviving Corporation’s common stock for each share of common stock of the Registrant they held.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to this Registration Statement. Accordingly, the Registrant hereby removes from registration all securities registered under this Registration Statement that remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on the 20th day of January, 2012.

CENTER FINANCIAL CORPORATION

By:	/s/ Lisa Kim Pai
Lisa Kim Pai
Executive Vice President and Chief Legal Officer